Exhibit 99.1

Total System Services, Inc.

1600 First Ave.	+1.706.649.2307
P.O. Box 2567	+1.706.649.5740
Columbus, GA 31902-2567	www.tsys.com

For immediate release.

Contacts:

James B. Lipham Chief Financial Officer +1.706.649.2262	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Reports 14.4% Increase in Net Income for Second Quarter 2007

Columbus, Ga., July 23, 2007 — TSYS today announced the results for the second quarter with revenues of $460.2 million, and a 14.4% increase in net income over the same period in 2006. For the first six months of 2007, TSYS’ revenues were $889.8 million, operating income increased 16% to $181.6 million, and net income increased to $123.0 million, or 14.1%, over the same period in 2006.

“At 12.0%, internal revenue growth in our core processing business continues to be a strong driver of our results. Our growth in international operations continued as a result of both our acquisitions and strong demand resulting in revenue growth of 44.3%. These results are clearly reflected in the expansion of our operating margin to 25.7% in the first six months of 2007 over 23.3% in the same period of 2006, excluding reimbursable items. For the full year, we project this margin to be in the 25% to 26% range,” said Philip W. Tomlinson, chairman and chief executive officer of TSYS.

“Continuing the same pattern as the first quarter of this year, we experienced strong internal revenue growth and continued to manage expenses. As a result of these factors, we continue to expect to achieve our previously announced net income growth guidance of 20% to 22% on a non-GAAP basis and 0% to 2% on a GAAP basis. Our team’s performance has taken us well beyond the client losses from last year,” said Tomlinson.

Financial Highlights

(dollars in millions, except earnings per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	Percent Change	2007	2006	Percent Change
Revenues Before Reimbursables	$364.1	342.8	6.2%	$707.7	672.3	5.3%
Total Revenues	460.2	429.2	7.2%	889.8	841.5	5.7%
Operating Income	95.9	84.7	13.2%	181.6	156.6	16.0%
Net Income	65.7	57.4	14.4%	123.0	107.8	14.1%
Basic EPS	0.33	0.29	14.7%	0.63	0.55	14.4%
Diluted EPS	0.33	0.29	14.5%	0.62	0.55	14.2%

— more —

Recent Highlights

•

TSYS successfully completed the pilot program for the Wal-Mart MoneyCard, issued by GE and reloaded through Green Dot’s national reloading network. The Visa-branded prepaid product was first piloted in November of 2006 with TSYS, and will be available in 2,600 Wal-Mart stores by the end of July 2007.

•	TSYS renewed merchant acquiring service agreements with Merchant Management Systems, as well as signed new agreements with mPay Gateway and The Bancorp Bank.
•

TSYS introduced Chip and PIN Secure Payments in Cyprus with the introduction of EMV cards through partnerships with three Cyprus-based banks, Marfin Popular Bank (formerly Laiki Bank, Cyprus), Hellenic Bank and Universal Bank. The Commercial Bank of Qatar also issued its first EMV card program utilizing TSYS’ card-management solution, PRIME.

•	TSYS launched the Rewards card pilot program in the United Kingdom with Norwich Union (NU), which is now the second program that NU has live on the TSYS Prepaid platform.
•	TSYS continued its focus on the healthcare industry with the appointment of Duane White, a 24-year veteran of the financial services and healthcare industries, to lead TSYS' healthcare initiatives.
•

TSYS announced that CUP Data, TSYS' joint venture with China UnionPay, has recently begun providing processing services for Huaxia Bank Co., Ltd, one of China's largest nationwide banks. CUP Data now provides processing services for three of the four largest issuing banks in China that use outsourced services to support their payment programs.

Projected Outlook for 2007

Excluding the one time Bank of America contract termination fee in 2006 of approximately $68.9 million and the acceleration of amortization of Bank of America contract acquisition costs of approximately $6 million, net income is expected to increase between 20%–22% in 2007 compared to 2006. Based on GAAP, TSYS’ estimated 2007 net income is expected to increase between 0%–2% as compared to 2006.

TSYS’ 2007 earnings guidance is based on the following assumptions:

1.

Including the Bank of America contract termination fee of approximately $68.9 million in 2006 and an acceleration of amortization of contract acquisition costs of approximately $6 million, estimated total revenues will decline 3%–2% in 2007. Excluding the termination fee and reimbursable items, revenues will increase by 3%-5% over 2006.

2.	J.P. Morgan Chase & Co. will discontinue its processing agreement according to the original schedule and will license TSYS’ processing software in the third quarter of 2007.
3.	Expense reductions in employment, equipment, leases and other areas that are included in 2007 estimates will be accomplished.
4.	TSYS will not incur significant expenses associated with the conversion of new large clients and/or acquisitions, or any significant impairment of goodwill or other intangibles.

— more —

Presentation of revenues and net income excluding the Bank of America termination fee, acceleration of amortization of contract acquisition costs and reimbursable items are non-GAAP financial measures. The following table reconciles the range of changes from 2006 to 2007, comparing non-GAAP financial measures to GAAP financial measures.

	Range of Guidance ($ in millions)
	2007 Forecast	2006 Actual	Percent Change
Net income	$250 to $255	$249	0% to 2%
Less: termination fee, net of acceleration of amortization of contract acquisition costs, net of tax		($41)
Net income, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs	$250 to $255	$208	20% to 22%
Total revenues	$1,742 to $1,760	$1,787	(3%) to (2%)
Less: reimbursable items	($329)	($353)
Less: termination fee, net of related contract acquisition cost amortization*		($65)
Revenues, excluding reimbursable items and net termination fee	$1,413 to $1,431	$1,369	3% to 5%

*Note: TSYS accelerated the amortization of approximately $6 million in contract acquisition costs (comprised of $4 million of amortization related to payments for processing rights, which was recorded as a reduction of revenues, and $2 million of amortization expense related to conversion costs).

TSYS believes the table above presents meaningful information to assist investors in understanding the company’s financial estimates for changes in total revenues and net income from 2006 to 2007 as a result of the Bank of America consumer portfolio deconversion as the non-GAAP financial measures exclude amounts that the company does not consider part of ongoing operating results. The non-GAAP financial percentage changes should not be considered by themselves or as a substitute for the GAAP percentage changes year over year. The non-GAAP measures should be considered as an additional view of the way TSYS’ financial measures are affected by the one-time Bank of America contract termination fee, acceleration of amortization of contract acquisition costs and reimbursable items; and should be used in conjunction with all publicly filed financial statements and reports.

Conference Call

TSYS will host its quarterly conference call at 8:30 a.m. EDT, Tuesday, July 24. The conference call can be accessed via simultaneous Internet broadcast at tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.

— more —

About TSYS

TSYS is one of the world’s largest payment-services companies, offering a broad range of packaged or outsourced issuing and acquiring technologies that support consumer finance, credit, debit and prepaid services for financial institutions and retail companies worldwide. Based in Columbus, Ga., TSYS (NYSE: TSS) is 81-percent held by Synovus (NYSE: SNV), one of FORTUNE magazine’s “Most Admired Companies” and a member of its “100 Best Companies to Work For” Hall of Fame. For more information, contact news@tsys.com.

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ projection that its net operating margin, excluding reimbursable items, will be in the 25% to 26% range and TSYS’ expected net income growth for 2007, and the assumptions underlying such statements, including, with respect to TSYS’ expected increase in net income for 2007: (1) including the Bank of America contract termination fee of approximately $68.9 million in 2006 and an acceleration of amortization of contract-acquisition costs of approximately $6 million, estimated total revenues will decline 3-2% in 2007 and excluding the termination fee and reimbursable items, estimated revenues will increase by 3%-5% over 2006; (2) JP Morgan Chase & Co. will discontinue its processing agreement according to the original schedule and will license TSYS' processing software in the third quarter of 2007; (3) expense reductions in employment, equipment, leases and other areas which are included in 2007 estimates will be accomplished; and (4) TSYS will not incur significant expenses associated with the conversion of new large clients and/or acquisitions, or any other significant impairment of goodwill or other intangibles. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to, one or more of the assumptions upon which TSYS’ 2007 net income forecast is based are inaccurate. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

— more —